Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Taitron Components Incorporated of our report dated April 1, 2019, relating to the 2018 consolidated financial statements appearing in the Annual Report on Form 10-K of Taitron Components Incorporated for the year ended December 31, 2019.

/s/ Haskell & White LLP

Haskell & White LLP

Irvine, California

April 10, 2020